Exhibit 99.2

GORMAN-RUPP ANNOUNCES 9.7% INCREASE IN QUARTERLY CASH DIVIDEND AND NEW SHARE

REPURCHASE AUTHORIZATION

Mansfield, Ohio – October 29, 2021 – The Board of Directors of The Gorman-Rupp Company (NYSE: GRC) has declared a quarterly cash dividend of $0.17 per share on the common shares of the Company, payable December 10, 2021, to shareholders of record November 15, 2021. The cash dividend will represent a 9.7% increase over the $0.155 dividend per share paid in the previous quarter. This is the 49th consecutive year of increased dividends, which positions Gorman-Rupp in the top 50 of all U.S. public companies with respect to number of years of increased dividend payments.

In addition, the Company announced that its Board of Directors has authorized a share repurchase program of up to $50.0 million of the Company’s common stock. Shares may be repurchased from time to time by the Company through a variety of authorized methods. The actual number of shares repurchased will depend on prevailing market conditions, alternative uses of capital and other factors, and will be determined at management’s discretion. The Company is not obligated to make any purchases under the program, and the program may be suspended or discontinued at any time. The authorization does not have an expiration date.

Jeffrey S. Gorman, Chairman, and CEO commented, “Gorman-Rupp is extremely proud to continue our long history of dividend payments and increased annual dividends. The dividend increase along with the share repurchase program are the continuation of our history of returning capital to shareholders and reflect the strength of our balance sheet and our ongoing confidence in the long-term outlook for Gorman-Rupp.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: company specific risk factors including (1) loss of key personnel; (2) intellectual property security; (3) acquisition performance and integration; (4) impairment in the value of intangible assets, including goodwill; (5) defined benefit pension plan settlement expense; (6) family ownership of common equity; and general risk factors including (7) continuation of the current and projected future business environment, including the duration and scope of the COVID-19 pandemic, the impact of the pandemic and actions taken in response to the pandemic; (8) highly competitive markets; (9) availability and costs of raw materials; (10) cyber security threats; (11) compliance with, and costs related to, a variety of import and export laws and regulations; (12) environmental compliance costs and liabilities; (13) exposure to fluctuations in foreign currency exchange rates; (14) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (15) changes in our tax rates and exposure to additional income tax liabilities; and (16) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.